IMAX CORPORATION

2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel:  (905) 403-6500 Fax: (905) 403-6450
www.imax.com

          IMAX SIGNS EXCLUSIVE AGREEMENT WITH REGAL ENTERTAINMENT GROUP
                TO INSTALL IMAX THEATRE SYSTEMS IN FIVE LOCATIONS

              Significant Boost to IMAX Commercial Theatre Strategy

           All Claims Relating to Edwards Theatres Bankruptcy Resolved

Toronto, Canada, October 30, 2002 - IMAX Corporation (Nasdaq:IMAX; TSE:IMX) announced today that it signed an agreement with Regal Entertainment Group (Regal) (NYSE: RGC) to install IMAX(R) theatre systems in four Edwards Theatres locations and one United Artists Theatre location. The agreement, which further provides IMAX with certain exclusivity rights as Regal's large format theatre system provider, also resolves all of IMAX's claims relating to the Edwards bankruptcy proceedings. The agreement is subject to Edwards bankruptcy court approval.

The installation of these five IMAX theatres increases the number of IMAX theatres operated by Regal to 11-- more than any other third-party operator in the world. Regal's decision to virtually double the size of its network comes on the heels of the introduction of IMAX(R) DMR(TM), IMAX's proprietary new technology that enables the conversion of Hollywood live-action films into a genuine IMAX experience. The first two films to undergo the conversion are Apollo 13 The IMAX Experience, which opened to universally rave reviews on September 20th and Star Wars(R): Episode II Attack of the Clones - The IMAX Experience, which opens exclusively in IMAX theatres on November 1st.

"Regal's decision to convert its screens to IMAX theatres is a major step forward in our commercial strategy and significantly enhances our ability to attract studios to show important commercial films in the IMAX 15/70 format at IMAX theatres," said IMAX co-CEOs Richard L. Gelfond and Bradley J. Wechsler. "The economics for commercial filmmakers improves as the IMAX commercial network expands, leading to the availability of more films, which should accelerate the commercial growth of the IMAX theatre network. The Regal announcement hastens the growth of the Company, delivers tangible earnings to the Company in 2003 and, by all measures, is an important milestone in the pursuit of our goal of becoming a new release window for Hollywood films."

"We are excited by the upcoming film slate for IMAX theatres and by the potential of IMAX DMR to add even more Hollywood content," said Regal's Chief Executive Officer Michael Campbell. "We look forward to working with IMAX in the future."

The five Regal locations contained IMAX theatre systems prior to the bankruptcies of Edwards and United Artists in 2000 and 2001, respectively. Regal acquired Edwards and United Artists in 2002. The theatres are located at:
Irvine, Ontario, and Valencia, California; Houston, Texas, and King of Prussia, Pennsylvania.


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About IMAX(R)DMR(TM):
IMAX transforms 35mm live-action films through digital re-mastering using IMAX's proprietary, patent pending revolutionary technology known as IMAX(R) DMR(TM) (Digital Re-Mastering). IMAX DMR sharpens and enhances the quality of the 35mm original images and soundtrack which, when transferred into 15/70 format, are transformed into the unparalleled image and sound quality of The IMAX Experience.

About IMAX Corporation:
Founded in 1967, IMAX Corporation is one of the world's leading entertainment technology companies. IMAX's businesses include the world's best cinematic presentations together with IMAX, IMAX 3D and the development of the highest quality digital production and presentation. IMAX has developed revolutionary technology called IMAX(R) DMR(TM) (Digital Re-mastering) that makes it possible for virtually any 35mm film to be transformed into the unparalleled image and sound quality of The IMAX Experience(R). The IMAX brand is recognized throughout the world for extraordinary and immersive family experiences. As of June 2002, there were more than 225 IMAX theatres operating in 30 countries. More than 700 million people have seen an IMAX presentation since the medium premiered in 1970.

IMAX(R), The IMAX Experience(R) and IMAX(R) DMR(TM) are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.

About Regal Entertainment Group:
Regal Entertainment Croup (NYSE: RGC) is the largest motion picture exhibitor in the world. Our theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 5,711 screens in 530 locations in 36 states. Our geographically diverse circuit represents over 23% of domestic box office receipts and includes theatres in 41 of the top 50 U.S. Designated Market Areas as well as prime locations in growing suburban markets. We believe that the size, reach and quality of our theatre circuit provides patrons with a convenient and exceptional movie-going experience. Additional information is available by visiting the Company's Web site at www.REGMovies.com.

This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could effect these statements include the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the viability of new businesses and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in the subsequent reports fled by the Company with the Securities and Exchange Commission.

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For additional information please contact:

Media:                                     Analysts:
IMAX Corporation, New York                 IMAX Corporation, New York
Romi Schutzer                              Stephen G. Abraham
212-821-0144                               212-821-0140
rschutzer@imax.com                         sabraham@imax.com
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Business Media:                            Financial Contacts:
Sloane & Company, New York                 Regal Entertainment Group, Tennessee
Whit Clay                                  Don De Laria
212-446-1864                               Vice President - Investor Relations
wclay@sloanepr.com                         865-925-9685
------------------                         ddelaria@regalcinemas.com
                                           -------------------------
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Entertainment Media:                       Media Contact:
Newman & Company, Los Angeles              Regal Entertainment Group, Tennessee
Al Newman                                  Dick Westerling
818-784-2130                               Senior Vice President - Marketing
asn@newman-co.com                          865-925-9539
-----------------                          dick.westerling@regalcinemas.com
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